Exhibit 6.1

COMMUNE OMNI FUND OC, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED EFFECTIVE AS OF

JUNE 16, 2025

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6.03	Liability of Manager	12
6.04	In-Cash or In-Kind Distributions	12
6.05	Members’ Obligation to Repay or Restore	12
6.06	Record Holder	12

ARTICLE VII	POWERS AND DUTIES OF THE MANAGER	13
7.01	Management of Company	13
7.02	Powers of Manager	13
7.03	Duties of Manager	13
7.04	Resignation; Removal of Manager	14
7.05	Fees and Expenses	14
7.06	Reliance on Authority of Manager	15
7.07	Limitations on Authority of Manager	16
7.08	Liability of Manager	16
7.09	Continuing Rights of Manager	17
7.10	Co-Investments	17
7.11	Borrowing	17

ARTICLE VIII	POWERS, RIGHTS AND OBLIGATIONS OF MEMBERS	17
8.01	Powers and Rights	17
8.02	Limitation of Liability	18
8.03	Confidentiality of Company Information	18

ARTICLE IX	ACCOUNTING, BOOKS AND RECORDS	18
9.01	Accounting Methods	18
9.02	Books and Records	19
9.03	Financial Reports and Tax Information	19
9.04	Adjustment of Tax Basis	19
9.05	Controversies with Internal Revenue Service	19
9.06	Tax Elections	20

ARTICLE X	DISQUALIFICATION OF MEMBERS	21
10.01	Disqualification of Members	21
10.02	Disqualification	21

ARTICLE XI	TRANSFER AND ASSIGNMENT OF INTEREST	21
11.01	General Prohibition	21

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11.02	Requirements upon Transfer	21
11.03	Prohibited Transfers	22

ARTICLE XII	DISSOLUTION OF COMPANY	22

ARTICLE XIII	DISTRIBUTION UPON DISSOLUTION	23
13.01	Liquidation	23
13.02	No Further Claim; No Obligation	23

ARTICLE XIV	POWER OF ATTORNEY	24

ARTICLE XV	MISCELLANEOUS	24
15.01	Additional Documents	24
15.02	Applicable Law	24
15.03	Jurisdiction	25
15.04	Notices	25
15.05	Entire Agreement	25
15.06	Extension Not a Waiver	25
15.07	Creditors Not Benefited	26
15.08	Severability	26
15.09	Successors	26
15.10	Counterparts; Signatures	26
15.11	Section Headings and Cross-References	26
15.12	Time	26
15.13	Interpretation	26
15.14	Company Property	27
15.15	Waiver of Action for Partition	27
15.16	Voting	27
15.17	Amendments	27
15.18	Meetings of Members	28
15.19	Actions by Written Consent; Consent by Silence	28

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COMMUNE OMNI FUND OC, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Commune Omni Fund OC, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of the 16th day of June, 2025, by and among Commune Omni Fund Management, LLC, a Delaware limited liability company, as Manager, and the other Persons executing this Agreement as Members from time to time.

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the capitalized terms used herein without definition have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Act” means the Delaware Limited Liability Company Act, as it may be hereafter amended.

“Affiliate” of a Person (the “Subject Person”) means:

(a)            if the Subject Person is an Entity, any Person that owns or controls the Subject Person, or any Person that owns or controls such Person;

(b)            if the Subject Person is an Entity, any subsidiary owned or controlled by the Subject Person;

(c)            any husband, wife, child, grandchild, father, mother, brother or sister of the Subject Person, or an inter-vivos trust for the sole benefit of one or more of such Persons (each a “Relative”);

(d)            any other Entity owned or controlled, directly or indirectly, by the Person or a Relative of the Subject Person; or

(e)             if the Subject Person is a trust, the settlor or any beneficiary of the Subject Person.

For purposes of this definition, a Person “owns” an Entity when it owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting shares, beneficial partnership interest, or membership interest of such corporation, partnership, or limited liability company, as the case may be, with the full right to vote such stock, partnership interest, or membership interest. In determining “indirect” ownership for purposes of this definition, the rules of Code section 318 will apply. For purposes of this definition, a Person “controls” an Entity when it is a manager, managing member, director, executive officer, or general partner of the Entity or if it has the right, by way of equity ownership, contractual agreement, or otherwise, to direct or materially influence the business decisions of the Entity.

“Agreement” has the meaning set forth in the preamble.

“Capital Account” means, with respect to any Member, the account maintained by the Company for the Member in accordance with the following provisions:

(a)             The Company will credit to each Member’s Capital Account: (i) the Member’s Capital Contributions; (ii) the Member’s distributive share of Net Profits and any items in the nature of income or gain that the Company specially allocates pursuant to Article V; and (iii) the amount of any Company liabilities that the Member assumes or that any Company property distributed to the Member secures.

(b)            The Company will debit to each Member’s Capital Account: (i) the amount of cash and the Gross Asset Value of property other than cash distributed to the Member pursuant to Article VI or Article XIII; (ii) the Member’s distributive share of Losses and any items in the nature of expenses or losses that the Company specially allocates pursuant to Article V; and (iii) the amount of the Member’s liabilities that the Company assumes or that any property contributed by the Member to the Company secures.

“Capital Contribution” means a contribution to the capital of the Company.

“Cash Flow” means all cash received by the Company (other than Members’ Capital Contributions and Distributable Sale Proceeds), plus any cash that becomes available from reserves, after deducting therefrom the following items:

(a)            The sum of all cash operating expenses of the Company, as determined in accordance with sound accounting principles and procedures, including, without limitation, interest on all Company indebtedness and amounts due the Manager as payment of the Management Fee;

(b)            All amounts paid by the Company for capital expenditures that are not deductible on a current basis;

(c)            All payments of principal on indebtedness of the Company for borrowed money; and

(d)            An amount that the Manager determines to be a reasonable reserve for needs not otherwise provided for, including, without limitation, expenses incurred that are not paid or presently payable and working capital.

“Class A Member” means each Member who holds Class A Interests and is designated as a Class A Member of the Company in the books and records of the Company, or any additional Member admitted as a Class A Member of the Company. “Class A Members” refers to such Persons as a group.

“Class B Member” means Commune Equity Participation Program, LLC, a Delaware limited liability company, and any additional Member admitted as a Class B Member of the Company. “Class B Members” refers to such Persons as a group.

“Certificate” means the Certificate of Formation filed with the Delaware Secretary of State on February 22, 2024, pursuant to which the Company was formed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Depreciation” means for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for the Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from that asset’s adjusted basis for federal income tax purposes at the beginning of a Fiscal Year or other period, Depreciation will be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to the beginning adjusted tax basis of such year; provided further, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using a reasonable method selected by the Manager.

“Distributable Sales Proceeds” means the amount of cash received by the Company arising from any Non-Qualifying Refinancing (but excluding any Qualifying Refinancing), sale, or other disposition, not in the ordinary course of the Company’s business, of all or any part of the assets of the Company held for investment (including interest income) remaining after:

(a)             Payment, to the extent applicable, of all amounts required to be disbursed in connection with such Non-Qualifying Refinancing, sale, or other disposition, which will include, but not be limited to, the related sales or other commissions payable to any Person;

(b)             Payment of all debts and obligations of the Company then due related to the particular Non-Qualifying Refinancing sale, or other disposition, or required by any agreement to which the Company is a party;

(c)             Creation of reasonable cash reserves considered appropriate by the Manager to provide for payment of taxes, debt service, insurance, repairs, replacements or renewals, and/or other obligations, costs, expenses, and liabilities, contingent or otherwise anticipated by the Manager;

(d)             Payment of all other debts and obligations of the Company then due, other than to any Member; and

(e)             Payment of all debts and other liabilities of the Company to any Member.

For clarity, when determining the nature of cash received for purposes of this definition, the nature of the cash received will be determined at the entity level at which the Property is held.

“Entity” means any Person that is not a natural person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excludable Person” means the Manager and any Member determined by the Manager.

“Fiscal Year” of the Company will be the calendar year; provided, however, that the first Fiscal Year will commence on the date upon which the Certificate is filed and will end on the December 31 next following the date of such filing.

“Gross Asset Value” means, with respect to any Company asset, the value placed on such asset in connection with the maintenance of Capital Accounts and will be that asset’s adjusted basis for federal income tax purposes except as follows:

(a)             The initial Gross Asset Value of assets contributed to the capital of the Company by a Member will be the gross fair market value of the contributed assets on the date of contribution.

(b)             The Company will increase or decrease the Gross Asset Value of Company assets to reflect any adjustments to the adjusted basis of the assets pursuant to Code section 734(b) or 743(b), but only to the extent that the Company must take the adjustments into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704- 1(b)(2)(iv)(m); provided, however, that the Company will not adjust the Gross Asset Values of Company assets pursuant to this sub-section (b) to the extent that the Manager determines that an adjustment pursuant to sub-section (c) below is appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this sub-section (b).

(c)             Except as provided in this Agreement, the Company may adjust the Gross Asset Value of all Company assets to equal their respective gross fair market values upon the occurrence of any of the following events: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or a portion of a Member’s Interest; or (iii) the liquidation of the Company within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g).

(d)             The Company will adjust the Gross Asset Value of any Company asset by any Depreciation with respect to such Company asset for purposes of computing Net Profits and Net Losses.

(e)             The Company will adjust the Gross Asset Value of any Company asset distributed to any Member to equal the gross fair market value of the asset on the date of distribution.

For purposes of this definition, the Manager will determine the gross fair market value of Company assets.

“Incentive Interest” has the meaning set forth in Section 6.01(b).

“Indemnitee” has the meaning set forth in Section 7.08.

“Interest” means all of a Member’s rights in the Company, including without limitation, the Member’s share of the Net Profits and Net Losses of the Company, the right to receive distributions of the Company’s assets, any right to vote, and any right to participate in the management of the Company as provided in the Act or this Agreement. As to any Member, “Interest” means the percentage equal to the Interests owned by such Member divided by the aggregate Interests owned by all Members. The Company has two classes of Interests, “Class A Interests” (held by Class A Members) and “Class B Interests” (held by Class B Members). Class A Interests are quantified by “Units”. Notwithstanding the foregoing, for the purposes of any provision in this Agreement related to Members’ voting rights, a Member’s Interest means a Member’s percentage interest and, if the voting is within a class of Interests, the relative percentage interest within such class.

“Losses” has the meaning set forth in Section 7.08.

“Majority” means as to any matter requiring or permitting a vote or other action of all of the Members or any subset thereof, the affirmative vote of Members who, in aggregate, own at least a majority of all of the Interests or the applicable subset thereof, as applicable, entitled to vote on such matter.

“Manager” means Commune Omni Fund Management, LLC, a Delaware limited liability company, or any successor thereto who becomes Manager in accordance with the provisions of Article VII.

“Member” means any Person who is admitted by the Manager as a Member pursuant to Section 3.01, and also means any Person to whom all or any portion of the Interest of any Member is transferred or assigned or who succeeds in any manner to any such Member’s Interest, and who becomes a substituted Member, in accordance with the terms and conditions of this Agreement.

“Members” refers to such Persons as a group, and, unless otherwise designated, includes both Class A Members and the Class B Members, collectively.

“Member Nonrecourse Debt” has the meaning set forth in Section 5.07.

“Minimum Gain” has the meaning set forth in Section 5.02.

“Net Profits” or “Net Losses” means the Company’s taxable income or loss determined in accordance with Code section 703(a) (provided that items required to be stated separately will be included in such taxable income or loss) for each of its Fiscal Years or other periods, with the following adjustments:

(a)             Such Net Profits or Net Losses will be computed as if items of tax-exempt income and nondeductible, noncapital expenditures under Code sections 705(a)(1)(B) and 705(a)(2)(B) were included in the computation of taxable income or loss. For purposes of calculating Net Profits or Net Losses: (i) amounts paid or incurred to organize the Company, except for amounts with respect to which an election is properly made under Code section 709(b); and (ii) any deduction for a loss on a sale or exchange of Company property that is disallowed to the Company under Code sections 267(a)(1) or 707(b), will be treated as Code section 705(a)(2)(B) expenditures.

(b)             In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b), (c), or (d) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses.

(c)             Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Company asset disposed of, notwithstanding that the adjusted tax basis of such Company asset differs from its Gross Asset Value.

(d)             There will be a deduction for Depreciation in lieu of any depreciation, amortization, or other cost recovery deduction allowed for federal income tax purposes.

(e)             Notwithstanding any other provision of this definition, any items specially allocated pursuant to Article V will not be taken into account in computing Net Profits or Net Losses.

“Non-Qualifying Refinancing” means any refinancing of a Property other than a Qualifying Refinancing.

“Organizational Expenses” has the meaning set forth in Section 7.05(b).

“Operating Expenses” has the meaning set forth in Section 7.05(c).

“Partially Adjusted Capital Account” means, with respect to any Member or the Manager for any Fiscal Year, the Capital Account balance of such Member or Manager at the beginning of such Fiscal Year, adjusted for all contributions and distributions made by or to such Member or Manager during such Fiscal Year and all special allocations pursuant to Article V with respect to such Fiscal Year but before giving effect to any allocations pursuant to Section 5.01.

“Person” means an individual, partnership, joint venture, limited liability company, association, corporation, trust, or any other Entity.

“Post-Refinancing Property Equity” means, with respect to a Property, an amount equal to: (a) the independent, third party valuation of such Property obtained in connection with a refinancing of the Property; less (b) the total amount of indebtedness on the Property following the refinancing. Notwithstanding the foregoing, if the Company contributed only a portion of the capital used the acquisition or development of the Property (e.g., as the result of a co-investment), then the Post-Refinancing Property Equity will be adjusted downward to be proportionate to the Company’s capital contributed to the Property as a fraction of all capital contributed to the Property.

“Property Entity” means an Entity formed for the purpose of directly or indirectly owning or controlling a Property and “Property Entities” means all such Entities as a group.

“Qualifying Refinancing” means: (i) any refinancing of a Property where the Post- Refinancing Property Equity is equal to or greater than the product of: (a) the total Capital Contributions that the Company has invested in such Property; multiplied by (b) 1.25; or (ii) any initial financing or refinancing of a Property where 70% or more of the acquisition, development, and/or improvement costs were funded through cash assets of the Company (as opposed to borrowed funds).

“REIT” means Commune Omni Fund LLC.

“Regulatory Allocations” has the meaning set forth in Section 5.09.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74, together with any subsequent amendments thereto, regulations promulgated thereunder or administrative interpretations thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Target Account” means, with respect to each Member or Manager for any Fiscal Year, the excess of: (a) an amount (which may be either a positive balance or a negative balance) equal to the hypothetical distribution (or contribution) such Member or Manager would receive (or contribute) if all assets of the Company, including cash, were sold for cash equal to their respective Gross Asset Values (taking into account any adjustments to such Gross Asset Values for such Fiscal Year), all liabilities were then satisfied according to their terms (except that if the nonrecourse liabilities secured by an asset exceed the Gross Asset Value of such asset, such calculation will be made assuming that the asset were transferred to the lender in satisfaction of the debt) and all remaining proceeds from such sale were distributed pursuant to Section 6.01; over (b) such Member’s or Manager’s share of Minimum Gain and Minimum Gain attributable to Member Nonrecourse Debt immediately prior to such sale.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II
FORMATION AND PURPOSE

2.01        Formation. The Company was formed upon the filing of the Certificate. The Members hereby agree to continue the Company as a limited liability company pursuant to the Act and other relevant laws of the State of Delaware, for the purposes enumerated in Section 2.05 and upon the terms and conditions set forth in this Agreement.

2.02        Name. The name of the Company will be, and the business of the Company will be conducted under, the firm name and style: Commune Omni Fund OC, LLC. The Company may adopt and conduct its business under such other name or names as the Manager may from time to time determine.

2.03        Registered Office; Other Offices. The initial registered agent and registered office for service of process of the Company will be as set forth in the Certificate. The initial principal office of the Company, at which the books and records of the Company will be maintained, is 31248 Oak Crest Drive, Suite 100, Westlake Village, California 91361. The Manager may designate a different principal office, registered office, or registered agent for the Company by giving written notice to the Members. The Company may have such additional offices at such other places as the Manager deems advisable.

2.04        Term. The Company commenced upon the filing of the Certificate and will continue perpetually until terminated by the Manager, unless sooner terminated as hereinafter provided.

2.05        Purpose of Company. The purpose of the Company is to, directly or indirectly: (i) purchase, develop, hold, manage, and dispose of investments in real property selected by the Manager (each such property a “Property” and collectively, the “Properties”); and (ii) engage in such activities necessary, incidental or ancillary thereto and any other lawful act or activity for which limited liability companies may be organized under the Act in furtherance of the foregoing. Notwithstanding any other provision of this Agreement, the Company, and the Manager on behalf of the Company, may execute, deliver and perform such agreements and documents as the Manager determines are necessary or desirable for the formation and organization of the Company. Any provision herein regarding the purpose and power of the Company and the authorization (or limitation on authorization thereof) of actions hereunder shall also apply to, and may be done through, a direct or indirect subsidiary of the Company. In furtherance of this purpose, the Company shall have all powers necessary, suitable or convenient for the accomplishment of the aforesaid purpose, subject to the limitations and restrictions set forth in this Agreement, as principal or agent, including, without limitation, all of the powers that may be exercised by the Manager on behalf of and, except as specifically provided herein, at the expense of the Company pursuant to this Agreement or the Act.

ARTICLE III

ADMISSION OF MEMBERS TO THE COMPANY

3.01        Admission of Members. The Manager will have the authority to admit Persons as Members from time to time. Each subscriber whose subscription for Units in the Company has been accepted by the Manager will become a Member and will be designated as such on the books and records of the Company.

3.02        Amendments upon Admission of Additional Members. Upon the admission of each Member to the Company, the Manager will update the books and records of the Company to reflect the admission of such Member.

ARTICLE IV
CAPITALIZATION

4.01        Initial Capital Contributions. Each Class A Member shall, upon admission, make a Capital Contribution to the Company in the amount shown on the Member’s subscription agreement, which will be modified upon admission of new Members. The Manager will reflect the Capital Contributions made in the books and records of the Company, which will be modified upon admission of new Members.

4.02        Additional Capital Contributions. No Member shall be required to contribute additional capital to the Company at any time during the term of the Company, and no Member shall suffer any penalty for failure to make voluntary contributions to the capital of the Company, except in each case as otherwise required by applicable law.

4.03        No Interest on Contributions. Except as otherwise provided in this Agreement, no Member will be entitled to receive interest on its Capital Contributions.

4.04        No Withdrawal. After a Member has made a contribution to the capital of the Company and has become a Member, said Member shall have no right to withdraw their Capital Contributions.

4.05        Interests Held by the Manager. For clarity, to the extent the Manager or any Affiliate of the Manager has subscribed for and holds Class A Interests, then the Manager (or such Affiliate of the Manager, as applicable) will be deemed a Class A Member with respect to such Interests for all purposes of this Agreement including, without limitation, for purposes of Section 6.01 hereunder.

ARTICLE V
PROFITS AND LOSSES

5.01        Allocation of Net Profits and Net Losses. Subject to the other provisions of this Article V, the Net Profits or Net Losses will be allocated among the Members in such a manner so as to cause the Partially Adjusted Capital Accounts of the Members to equal, as nearly as possible, their respective Target Accounts.

5.02        Limitation on Allocations. The Net Losses allocated pursuant to Section 5.01 will not exceed the maximum amount of Net Losses that can be allocated without causing a Member to have a negative Capital Account balance, after reduction of such balance to reflect any items described in Treasury Regulations sections 1.704-1(b)(2)(iv)(d)(4), (5), and (6), in excess of the amount of such Member’s share of “minimum gain” (as that term is defined in Treasury Regulations section 1.704-2(d)) determined pursuant to Treasury Regulations section 1.704- 2(g)(1) (“Minimum Gain”). The Company will allocate all Net Losses or items of loss or deduction in excess of the limitations set forth in this Section 5.02 to the Members in proportion to their respective “interests” in the Company as determined in accordance with Treasury Regulations section 1.704-1(b).

5.03        Nonrecourse Deductions. Notwithstanding any other provisions of this Article V, all “nonrecourse deductions” (as that term is defined in Treasury Regulations section 1.704- 2(b)(1)), will be allocated in accordance with the Members’ Units.

5.04        Member Nonrecourse Deductions. The Company will allocate any “partner nonrecourse deductions” (as that term is defined in Treasury Regulations section 1.704-2(i)(2)) to the Member who bears the risk of loss with respect to the loan to which the deductions are attributable, pursuant to the provisions of Treasury Regulations section 1.704-2(i).

5.05        Qualified Income Offset. Except as provided in Section 5.03 or Section 5.04, in the event that a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that cause a deficit balance in such Member’s Capital Account, in excess of that Member’s share of minimum gain determined pursuant to Treasury Regulations section 1.704-2(g)(1), items of Company income and gain will be allocated to that Member in an amount and manner sufficient to eliminate such deficit as quickly as possible.

5.06        Minimum Gain Chargeback. If there is a net decrease in the Company’s Minimum Gain during a Fiscal Year, the Members will be allocated items of “income” and “gain” (as those terms are defined in Treasury Regulations section 1.704-2(j)(2)(i)) for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in the amounts and in the manner determined in accordance with Treasury Regulations section 1.704-2(f). This Section 5.06 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(f) and will be interpreted consistently therewith.

5.07        Member Nonrecourse Debt Minimum Gain Chargeback. If, during a Fiscal Year, there is a net decrease in “minimum gain” (as that term is defined in Treasury Regulations section 1.704-2) attributable to a “partner nonrecourse debt” (as that term is defined in Treasury Regulations section 1.704-2(b)(4)), determined pursuant to Treasury Regulations section 1.704- 2(i)(3) (“Member Nonrecourse Debt”), the Company will allocate items of Company “income” and “gain” (as those terms are defined in Treasury Regulations section 1.704-2(j)(2)(i)) to the Members for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount and in the manner determined in accordance with Treasury Regulations section 1.704-2(i). The Members intend that this Section 5.07 comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(i) and that it will be interpreted consistently therewith.

5.08        Section 754 Adjustments. To the extent that the Company is deemed to have made an election or the Manager causes the Company to make an election pursuant to Code section 754, the amount of any adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or 743(b) that is required, pursuant to Treasury Regulations section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.

5.09        Curative Allocations. The allocations set forth in Sections 5.02, 5.03, 5.04, 5.05, 5.06, and 5.07 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members and Manager that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 5.09. Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Manager will make such offsetting special allocations in whatever manner it determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to the remaining Sections of this Article V.

5.10        Contributed and Revalued Property. For federal income tax purposes, the Company will allocate any income, gain, loss, or deduction with respect to property contributed by a Member to the Company that has a fair market value different from its adjusted basis for federal income tax purposes among the Members in accordance with Code section 704(c) and the Treasury Regulations thereunder. With respect to any Company asset revalued pursuant to sub- sections (b), (c) or (d) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to the asset will take into account any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value at the time of revaluation in the same manner as under Code section 704(c) and the Treasury Regulations thereunder. The Manager will determine the method of making allocations pursuant to this Section 5.10, provided that such method will be a reasonable method authorized by Treasury Regulations section 1.704-3(b).

5.11        Varying Interest. In the event of the transfer of all or any portion of an Interest or in the event that a Member’s Interest changes during a Fiscal Year, the Net Profits, Net Losses, or items of income, gain, loss, or deduction allocated to such Interest for the Fiscal Year during which the transfer occurs will be: (a) prorated between the transferor and transferee as of the date of the transfer; or (b) prorated between the portion of such Fiscal Year prior to such change in Interest and the portion of such Fiscal Year after such change, using any method that the Manager determines in good faith reasonably and fairly represents the portion of such Net Profits, Net Losses, or items of income, gain, loss, and deduction properly allocable to such Interest. In the event that a buyout of any Member takes place other than as of the end of a Fiscal Year, the Company will determine the Members’ distributive shares of Net Profits or Net Losses for the Fiscal Year ending with such buyout by an interim closing of the books as of the date of such buyout.

5.12        Tax Items. Except as otherwise provided herein, any allocation to a Member of a portion of the Net Profits or Net Losses for a Fiscal Year will be deemed to be an allocation to that Member of the same proportionate part of each item of income, gain, loss, deduction, or credit that is earned, realized, or available by or to the Company for federal income tax purposes.

ARTICLE VI
DISTRIBUTIONS

6.01        Cash Flow and Distributable Sales Proceeds. Distributions from the Company will be made on a Property-by-Property basis at such times as determined by the Manager in its discretion.

(a)             Distributions of Cash Flow will be made: (1) seventy percent (70%) to the Class A Members, pro rata in proportion to their respective Units; and (2) thirty percent (30%) to the Class B Members, pro rata in accordance with their respective Units.

(b)            Distributions of Distributable Sales Proceeds will be made in the following order of priority:

(i)             First, to the Class A Members, pro rata in proportion to their relative aggregate Capital Contributions, until such Class A Members have received aggregate distributions equal to their aggregate unreturned Capital Contributions; and

(ii)            Thereafter: (A) 70% to the Class A Members, pro rata in proportion to their respective Units; and (B) 30% to the Class B Members, pro rata in accordance with their respective Units.

(c)             Amounts distributed to the Class B Members under Sections 6.01(a)(2) and (b)(ii)(B) are referred to as the “Incentive Interest”. Notwithstanding anything herein to the contrary, with respect to any Excludable Person, the Class B Member may: (i) waive or reduce payment of all or part of the Incentive Interest; or (ii) defer payment of the Incentive Interest to a later date.

6.02        Withholding from Distributions. The Manager is authorized to cause the Company to withhold from distributions to any Member and to pay over to any federal, state, or local government any amount required to be withheld pursuant to the Code or any provisions of any other federal, state, or local law from such Member. All amounts withheld from any Member in accordance with this Section 6.02 will be treated as amounts distributed to such Member pursuant to this Article VI for all purposes of this Agreement.

6.03        Liability of Manager. Upon the determination in good faith to pay and distribute Cash Flow or Distributable Sale Proceeds in the manner herein provided, the Manager will incur no liability on account of such distribution, even though such distribution may result in the Company’s retaining insufficient funds for the operation of its business, which insufficiency results in loss to the Company or the borrowing of funds by the Company.

6.04        In-Cash or In-Kind Distributions. Notwithstanding anything in this Agreement to the contrary, distributions, if any, may be made in-kind or in-cash or a combination thereof, as determined by the Manager.

6.05        Members’ Obligation to Repay or Restore. Except as otherwise required by the Act or the terms of this Agreement, no Member will be obligated at any time to repay or restore to the Company all or any part of any distributions to it from the Company.

6.06        Record Holder. Any distribution by the Company pursuant to this Agreement to the Person shown in the Company’s records as a Member or to such Person’s legal representatives, or to the transferee of such Person’s right to receive such distributions as provided herein, will, to the maximum extent not prohibited by applicable law, acquit the Company and the Manager of all liability to any other Person that may be or may purport to be interested in such distributions by reason of an actual or purported Transfer of such Person’s interest in the Company for any reason (including a Transfer of such interest by reason of death, incompetency, bankruptcy, or liquidation of such Person).

ARTICLE VII

POWERS AND DUTIES OF THE MANAGER

7.01        Management of Company. Subject to Section 7.07 and Section 7.08, the management and operation of the Company, including the day-to-day activities of the Company (including, without limitation, investment and disposition decisions and decisions regarding encumbering the Company’s property pursuant to loans or other types of encumbrances or restrictions), will be vested in the Manager; and except as expressly otherwise provided in this Agreement, the Manager is hereby authorized, on behalf and in the name of the Company, to carry out any and all of the objects and purposes of the Company and enter into and perform all contracts and other undertakings that the Manager may deem necessary or advisable or incidental thereto, solely to the extent consistent with the terms and conditions of this Agreement. The Manager will exercise such power and take such actions through such officers, employees, and other agents or representatives as the Manager will designate from time to time, including, without limitation, the Manager, to the extent set forth in this Agreement. The Manager is hereby designated as a “manager” of the Company for purposes of the Act and, subject to the terms and conditions of this Agreement, will be authorized to sign agreements, documents, and other instruments on behalf of the Company. The designation, appointment, election, removal, and replacement of the Manager as a manager of the Company will be governed solely by this Agreement.

7.02        Powers of Manager. Except as otherwise expressly provided herein, all references herein to any action to be taken by the Company means action taken in the name of the Company and on its behalf by the Manager or its delegates. With respect to the Company business and property, but subject to the express provisions of this Agreement requiring the consent of the Members, the Manager will have all of the rights, powers, privileges, and authority of a manager as set forth in the Act, as in effect on the date of this Agreement, and this Agreement.

7.03        Duties of Manager.

(a)             The Manager will be charged with the full responsibility for managing and promoting the Company’s purpose and business. The Manager will devote its diligent efforts to the business and affairs of the Company, including such time as will be required for the proper conduct of the business of the Company. The Members acknowledge, however, that the Manager, its members, and its Affiliates are or may become in the future associated in some other manner with other businesses, any or all of which may be engaged in a business that is the same as or similar to the business of the Company. The Manager, its members, and its Affiliates may engage in all such other business ventures, any other business of any nature or description, independently or with others, without regard to whether such business will be competitive with the business of the Company. Neither the Company nor any of the Members will have any rights by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom. Except as specifically set forth in this Agreement, the Manager, its Affiliates, equityholders, and other related Persons, and their respective clients shall have no duty or obligation to make any reports to the Members or the Company with respect to any such ventures or activities.

(b)            The Manager’s fiduciary duty, duty of loyalty, or similar duty will not be deemed to prevent or restrict any activity described in the foregoing provisions of this Section 7.03, and the foregoing described activities will be deemed outside of the scope of all such duties; provided, however, the foregoing acknowledgments of the activities of the Manager, its members, and its Affiliates and the conflicts of interest such activities may create will not relieve the Manager of any fiduciary obligation, at law or in equity, that the Manager may have to the Company and to the Members to act reasonably and in good faith with respect to the Company and the Members in connection with such other activities and conflicts of interest.

7.04        Resignation; Removal of Manager.

(a)             The Manager will serve until the first to occur of the death, dissolution, resignation, or removal of such Manager, or until a successor Manager has been elected. The Manager agrees that it will not resign or withdraw as a manager of the Company except upon 30 days’ prior written notice to the Members.

(b)            Subject to the full prior satisfaction of the requirements of Section 7.04(c), the Manager may be removed as manager of the Company by the affirmative vote of Members holding 75% of the Class A Units in the Company. Upon the removal of the Manager pursuant to this Section 7.04(b): (i) with respect to all Properties that were acquired prior to the removal of the Manager, the Class B Member will continue to be entitled to receive all distributions designated for the Class B Member under Section 6.01; and (ii) with respect all Properties that were acquired after to the removal of the Manager, the Class B Member will be entitled to receive 50% of all distributions designated for the Class B Member under Section 6.01.

(c)             As a prerequisite condition to any removal of the Manager pursuant to Section 7.04(b), to the extent that the Manager, or any Affiliate of the Manager, has provided any guarantees of indebtedness to any lender for the benefit of the Company, the applicable guarantor(s) (the Manager or Affiliate of the Manager, as applicable) must be removed from the guarantee(s) with the written approval of the applicable lender(s) and, to the extent that the Manager or Affiliate of the Manager is or was due to be paid any compensation with respect to such guarantee, such guarantee compensation shall have been paid in full to the Manager or Affiliate of Manager.

(d)             In the event of the resignation, removal, or other withdrawal of the Manager, a successor Manager will be appointed by a Majority of the Class A Members.

7.05        Fees and Expenses.

(a)             The Company will (directly or through subsidiaries) pay, or reimburse the Manager for, all organizational expenses (“Organizational Expenses”) of the Company. Organizational Expenses will include any and all expenses incurred in the formation of the Company, the formation of the Manager, and for expenses relating thereto, including, without limitation, federal, state or local registration or filing fees, legal fees, consulting fees, accounting fees, and any other fees and expenses incurred by the Company.

(b)             The Company will (directly or through subsidiaries) pay, or reimburse the Manager for, all costs and expenses incurred in the operation of the Company, including but not limited to preparation of tax returns, any state and federal income tax, legal fees and expenses, accounting fees, filing fees, any required independent audit reports required by agencies governing the business activities of the Company, the offering of Units (including, without limitation, federal, state or local registration or filing fees, legal fees, consulting fees, printing fees, travel and related expenses, and any other fees and expenses related thereto), management fees, legal and accounting expenses, software, fees for outside services, the costs of any audit, financial statements, tax preparation, insurance, litigation expenses, taxes (including property taxes on Properties, as applicable), bank service fees, annual governmental fees and charges, travel, salaries and benefits for on-site Property personnel (e.g., front-desk workers and facilities crews located at a Property), acquisition expenses and fees, disposition fees, capital expenses, due diligence costs and expenses, maintenance, repair, and construction expenses, if any, the expenses described herein, and all other non-recurring or extraordinary expenses properly chargeable to the Company (the “Operating Expenses”).

(c)             The Members each acknowledge and agree that the Manager or Affiliates of the Manager will receive the following fees and such fees are Operating Expenses:

(i)             The Company, the REIT, or a Property Entity will pay the Manager or Affiliates of the Manager certain real estate transaction fees, including, without limitation, an acquisition and development fee equal to 1% of the sum of the purchase price and the budgeted cost of any planned improvements of the applicable Property and a disposition fee equal to 1% of the sales price of the applicable Property;

(ii)            When the Company or a Property Entity secures financing or refinances a Property, the Company, the REIT, or a Property Entity will pay the Manager or an affiliate a financing fee equal to 1% of the amount financed;

(iii)           If a lender for a Property requires the Manager or an Affiliate of the Manager to provide a guarantee, then the Company, the REIT, or a Property Entity will pay compensation to the Manager or Affiliate of the Manager, as applicable. Notwithstanding the foregoing, any compensation to the Manager or an Affiliate of the Manager in exchange for a guarantee of indebtedness will not exceed 2% of the amount guaranteed per annum, unless otherwise approved by a Majority of the Members

(d)            The Members each acknowledge and agree that certain Operating Expenses may be paid to the Manager or an Affiliate of the Manager in exchange for services (including, without limitation, brokerage, construction, management, operational, maintenance, and repair services, and other service fees) that the Manager or an Affiliate of the Manager has provided to the Company, the REIT, a Property Entity, subsidiary, or an asset of the foregoing. Fees for such services may be paid by the Company, the REIT, a Property Entity, or subsidiary in the Manager’s discretion. Fees for services will be based on the assessment of prevailing market rates for the size, scope and other characteristics of the applicable services, as determined by the Manager and such service provider’s manager (which may also be the Manager).

7.06        Reliance on Authority of Manager. No Person dealing with the Manager will be required to determine its authority to make any undertaking on behalf of the Company or to determine any fact or circumstance bearing upon the existence of such authority. No purchaser of any property or interest owned by the Company will be required to determine the sole and exclusive authority of the Manager to execute and deliver, on behalf of the Company, any and all documents and instruments in connection therewith or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser will have received written notice affecting the same.

7.07        Limitations on Authority of Manager. Notwithstanding anything to the contrary set forth in this Agreement (other than the provisions of Section 7.05), without the approval or written consent of the specific act by a Majority of the Members, the Manager will have no authority to:

(a)             Do any act in contravention of the provisions of this Agreement or of the Certificate, as amended from time to time;

(b)             Do any act (other than to sell, exchange, or otherwise dispose of Properties) that would make it impossible to carry on the ordinary business of the Company;

(c)             Possess Company property, or assign rights in specific Company property, for other than a Company purpose; or

(d)             Do any act, except as set forth in this Agreement, that it is prohibited from doing under the Act without such consent or ratification.

7.08        Liability of Manager.

(a)             No Indemnitee shall be liable to the Company or any Member for (i) any action or inaction not finally determined by a court of competent jurisdiction to constitute willful misconduct, (ii) losses due to such mistakes, action, or inaction, or (iii) the gross negligence, dishonesty, or bad faith of any employee, broker or other agent of the Company. The Manager may consult with reputable legal counsel and accountants of nationally- recognized standing in respect of Company affairs and be fully protected and justified in any reasonable action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.08 shall not be construed so as to relieve (or attempt to relieve) any Person of any liability to the extent (but only to the extent) that such liability may not be waived, modified, or limited under applicable law.

(b)             To the fullest extent permitted by law, the Company will indemnify and hold harmless the Manager, its Affiliates, and their respective officers, managers, employees, directors, agents, investment committee members, stockholders, members, and partners and any other person who serves at the request of the Manager on behalf of the Company as an officer, manager, director, partner, member, advisor, employee, or agent of any of such Entities, (each such Person, an “Indemnitee”), from and against any and all losses, claims, damages, expenses, liabilities, and actions in respect thereof, joint or several, to which an Indemnitee may be subject by reason such Indemnitee’s activities on behalf of the Company or in furtherance of the interest of the Company or otherwise arising out of or in connection with the Company or any Property, business or affairs or concerning the performance or actions taken by the Company, the Manager, or any Affiliate or agent thereof, to the interpretation, effect, termination, validity, and/or breach of this Agreement (collectively, “Losses”), and will reimburse each such Indemnitee for any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating, defending, or preparing to defend any such Losses; provided, however, that the Company will not indemnify in any such case to the extent that, in the final judgment of a court of competent jurisdiction, such Losses are found to have arisen from an Indemnitee’s own fraud, willful misconduct, gross negligence, bad faith, or intentional and material breach of this Agreement. Expenses incurred in defending a civil or criminal action, suit, or proceeding, if requested by an Indemnitee, will be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by such Indemnitee to repay such amount plus reasonable interest in the event that, in the final judgment of a court of competent jurisdiction, such Indemnitee is found to have committed fraud, willful misconduct, gross negligence, bad faith, or an intentional and material breach of this Agreement, and such Losses have resulted therefrom. For clarity, the Company will have no obligation to indemnify any Indemnitee for: (i) economic losses incurred by such Indemnitee as a result of such Indemnitee’s investment in the Company; or (ii) expenses of the Company that an Indemnitee has agreed to bear.

7.09        Continuing Rights of Manager. Neither the removal of the Manager nor the retirement or withdrawal of the Manager in accordance with the terms and provisions of this Agreement will relieve or release the Company from any responsibility that the Company has to the Manager pursuant to the indemnification provisions set forth in Section 7.08.

7.10        Co-Investments. The Company may offer to one or more other Persons determined by the Manager in its discretion (including, without limitation, the Manager, Affiliates of the Manager, and any or all of the Members and their respective Affiliates) the right to participate in investment opportunities made available to the Company whenever the Manager so determines in its discretion (each a “Co-Investment”). Notwithstanding the foregoing, the Manager has no obligation to make any Co-Investment opportunity available to any Member.

7.11        Borrowing. The Company shall be entitled to borrow funds in connection with any Property, which will involve entering into secured senior credit facilities or other borrowing arrangements with one or more lenders on such terms as the Manager may negotiate in its sole and absolute discretion (“Borrowing Lines”). Each Member hereby agrees that: (i) the Company may pledge interests in a subsidiary and any Property in connection with such Borrowing Lines; and (ii) such Member will pledge its own membership interest in the Company to one or more providers of Borrowing Lines if the Manager determines in its sole and absolute discretion that such a pledge is necessary in order to permit the Company to enter into the Borrowing Lines on commercially advantageous terms. The Company will not, without the consent of the Members, incur leverage exceeding 75% of the asset value of the Company as determined at the time of borrowing.

ARTICLE VIII

POWERS, RIGHTS AND OBLIGATIONS OF MEMBERS

8.01        Powers and Rights. The Members hereby waive, and specifically acknowledge and agree, that the Members will have no voting rights under the terms of this Agreement except as expressly set forth herein. Except as expressly set forth herein, no Member in its capacity as a Member will take part in, or interfere in any manner with, the conduct or control of the Company business and no Member in its capacity as a Member will have any right or authority to act or sign for, or to obligate the Company. No Member will at any time be entitled to withdraw all or any part of such Member’s Capital Contributions. The Members will have no right to demand and receive any property other than cash in return for their contributions, and prior to the dissolution and liquidation of the Company pursuant to Article XII and Article XIII, their right to cash will be limited to the rights set forth in Article VI.

8.02             Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, no Member will be liable for any liabilities, indebtedness, duties or obligations of the Company in excess of the sum of: (i) the Member’s Capital Contributions actually made to the Company that have not been returned; (ii) all amounts to which the Member is entitled to distribution pursuant to Article VI that have not yet been distributed to the Member; and (iii) amounts distributed to the Member as to which, by the terms of the Act, the Member may remain liable.

8.03             Confidentiality of Company Information. Each Member acknowledges that from time to time, the Members may receive information from or regarding the Company and its Affiliates (including, without limitation, regarding any Property) that is confidential, the release of which may be damaging to the Company, the Company’s Affiliates, or Persons with which they do business. Each Member will hold in strict confidence any information it receives regarding the Company and its Affiliates and may not, without the consent of the Manager, disclose it to any Person other than another Member, except for disclosures: (a) compelled by law (but the Member must notify the Manager promptly of any request for that information before disclosing it, if legally permissible); provided, that the Member will furnish only that portion of the information that is legally required to be disclosed and that any information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure; (b) to advisors or representatives of the Member, but only if the recipients have agreed to be bound by the provisions of this Section 8.03 or are otherwise bound by similar confidentiality obligations; or (c) of information that the Member also has received from a source independent of the Company and its Affiliates that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 8.03 may cause irreparable injury to the Company or its Affiliates for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 8.03 may be enforced by specific performance or other equitable remedy. For the avoidance of doubt, any information in reports filed by the Company or the Manager with the Securities and Exchange Commission will not be considered confidential information and is not subject to this Section 8.03.

ARTICLE IX
ACCOUNTING, BOOKS AND RECORDS

9.01             Accounting Methods. The Manager will maintain the Company’s books and records and will determine in its discretion all items of income, loss, Net Profits, and Net Losses in accordance with the method of accounting selected by the Manager, consistently applied.

9.02        Books and Records. The Manager will keep or cause to be kept, as an Operating Expense, such books and records of the Company as required by the Act. The books and records will be the property of the Company and will be open to reasonable inspection by the Members and their authorized representatives to the extent required by the Act; provided, however, that any such inspection will be subject to the following limitations, in addition to any requirements under the Act and any other reasonable requirements that may be imposed by the Manager from time to time: (a) the Member seeking inspection of the books and records must provide the Company with reasonable prior written notice (not less than 5 business days prior to the requested inspection date); (b) the books and records will made available for inspection only during normal business hours; (c) inspection will be at the expense of the Member seeking inspection; (d) any inspection will be subject to the Member seeking inspection (and its representatives) executing such confidentiality agreements as the Manager may request; and (e) the Manager may redact any information from the books and records concerning any Member seeking the inspection that the Manager determines in its discretion is inappropriate to disclose.

9.03        Financial Reports and Tax Information.

(a)             The Manager will provide Members with financial statements as of the end of each Fiscal Year, which will be distributed to the Members within 120 days after the end of any Fiscal Year (or as soon as is reasonably practicable thereafter). The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager elects or as required by law.

(b)             The Manager will cause to be prepared and distributed, at the expense of the Company, appropriate forms or other applicable income tax information necessary for the Members to prepare their tax returns within 120 days after the end of any Fiscal Year (or as soon as is reasonably practicable thereafter).

9.04        Adjustment of Tax Basis. In the event of a transfer of Units in accordance with the terms of this Agreement, the Company will make an election pursuant to section 754 of the Code to adjust the basis of the Company property: (a) if required by the Code; or (b) at the request of the transferee of such Units, when the result will be an increase in the tax basis of the Company property.

9.05        Controversies with Internal Revenue Service.

(a)             In the event of any controversy with the Internal Revenue Service or any other taxing authority involving the Company or any Member the outcome of which may adversely affect the Company, directly or indirectly, or the amount of the allocation of income, gain, loss, deduction, or credit of the Company to a Member, the Manager will have the authority to cause the Company to incur expenses it deems necessary or advisable in the interest of the Company in connection with any such controversy, including, without limitation, attorneys’ and accountants’ fees.

(b)             The Manager shall designate from time to time one of its officers or members to act as the “Partnership Representative” (as defined in Code section 6223(a)) under the Revised Partnership Audit Procedures and shall promptly notify the Internal Revenue Service of any change in such designation. The Partnership Representative will have all of the powers and responsibilities of such position as provided in the Code, including, without limitation, the authority to cause the Company to elect out of the application of the Revised Partnership Audit Procedures if the Company is otherwise eligible for such election pursuant to Code section 6221(b), and to make any elections permitted by the partnership representative under the Revised Partnership Audit Procedures. Each Member shall reasonably cooperate with the Partnership Representative and provide the Partnership Representative any tax information reasonably requested so that the Partnership Representative can implement the provisions of this Section 9.05 (including by making any election permitted hereunder).

(c)             In the event that the Company is required to make any payment pursuant to the Revised Partnership Audit Procedures with respect to any “reviewed year,” the Partnership Representative will allocate such payment to the Members for such reviewed year in such a manner that reflects their distributive share of income, gain, loss, or deduction for such reviewed year. Any such payment allocated to a Member for such reviewed year will as determined by the Partnership Representative in its discretion, be: (i) treated as an advance towards and credited against future distributions of the Company; or (ii) payable by such Member, and if, applicable, a former Member to the Company within 10 days after the receipt of notice from the Partnership Representative. Each Member acknowledges that, notwithstanding the removal, transfer, or withdrawal of all or any portion of its Interest in the Company, it shall remain liable for its allocable share of any imputed underpayment as determined pursuant to Code section 6225. This Section 9.05(c) will survive the termination of the Company and the obligation to make a payment to the Company with respect to any reviewed year for which such Member was a member in the Company will survive the termination of a Member’s Interest in the Company.

(d)             Any Member that is in dispute with any tax authority in relation to any Company matter shall notify the Manager within thirty (30) calendar days of such dispute, and if the Manager reasonably determine that the matter is of material relevance to the any tax position of the Company, such Member shall consult with the Manager (or any advisor appointed by the Manager for the purpose) as to how that dispute shall be handled. Any Member who enters into a settlement agreement with respect to any Company item shall notify the Partnership Representative of such settlement agreement and its terms within thirty (30) calendar days after the date of settlement. This Section 9.05(d) will survive the termination of the Company and the Member’s obligation to notify the Company of any tax dispute with respect to any Company matter will survive the termination of a Member’s interest in the Company.

9.06             Tax Elections. Exception as provided in Section 5.08, the Manager has the right to make such elections for tax purposes as it may deem appropriate and in the best interests of the Members. The Members hereby agree to cooperate with the Manager and/or the Partnership Representative by providing such information as may be reasonably be requested by the Manager and/or the Partnership Representative in order to carry out the purpose and intent of such elections.

ARTICLE X
DISQUALIFICATION OF MEMBERS

10.01      Disqualification of Members. The disqualification of a Member will not dissolve the Company. Upon the disqualification of a Member, the successor-in-interest of the Member will become a transferee of the Member and be credited or paid, or charged with, as the case may be, all further allocations and distributions on account of the Interest of the Member; provided, no such successor-in-interest will become a substituted Member without first obtaining the written consent of the Manager, whose consent may be withheld for any or no reason, and without complying with the provisions of Section 11.02 hereof.

10.02      Disqualification. For the purposes of this Agreement, a Member will be deemed to be “disqualified” upon the occurrence of any of the following events:

(a)             if the Member is a natural person, upon his death, his adjudication as an incompetent, his becoming bankrupt or adjudicated insolvent, or his making an assignment for the benefit of creditors; or

(b)             if the Member is not a natural person, upon its voluntary dissolution or liquidation, it’s becoming bankrupt or adjudicated insolvent, its making an assignment for the benefit of creditors, or its becoming subject to involuntary reorganization or liquidation proceedings and such proceedings not being dismissed within thirty (30) days after filing.

ARTICLE XI

TRANSFER AND ASSIGNMENT OF INTEREST

11.01      General Prohibition. Except as set forth in this Section 11.01, no Member will assign, convey, sell, hypothecate, transfer, pledge, encumber, dispose, or in any way alienate all or any part of such Member’s Interest without the prior written consent of the Manager, which consent may be arbitrarily withheld. Except as determined by the Manager in its sole and absolute discretion: (i) any purported transfer of an interest in the Company in violation of this Article XI shall be null and void as against the Company and the other Members and shall not be recognized or duly reflected in the official books and records of the Company; and (ii) no assignment by a Member of its interest in the Company shall be effective or release the assignor from its obligations to the Company except as determined by the Manager in its sole and absolute discretion.

11.02       Requirements upon Transfer.

 (a)             No transferee of the Units of a Member will become a substituted Member until the following conditions have been satisfied:

 (i)            The transferee will have executed a written agreement, in form and substance reasonably satisfactory to the Manager, to assume all of the duties and obligations of the transferor Member under this Agreement and to be bound by and subject to all of the terms and conditions of this Agreement;

 (ii)           The transferor Member and the transferee will have executed a written agreement, in form and substance reasonably satisfactory to the Manager, to indemnify and hold the Company and the Members harmless from and against any liabilities, losses, costs, and expenses arising out of the transfer, including, without limitation, any liability arising by reason of the violation of any securities laws of the United States, any state of the United States, or any foreign country;

 (iii)          The transferee will have executed a power of attorney substantially identical to that contained in Article XIV, and will execute and swear to such other documents and instruments as the Manager may deem necessary to effect the admission of the transferee as a Member;

  (iv)         The transferee will have paid the reasonable expenses incurred by the Company in connection with the admission of the transferee to the Company; and

  (v)          The Transfer to the transferee will have been approved by prior written consent of the Manager.

 (b)             A transferee who does not become a substituted Member will be entitled to receive only that portion of the distributions or allocations to which its transferor would otherwise be entitled, and such transferee will not be entitled to vote on any question regarding the Company. A Member who has transferred or assigned all or a portion of its Interest, whether or not the transferee thereof has become a substituted Member, will have no further rights to vote with regard to that portion of its Interest that has been transferred. Any purported transfer of Interest not expressly permitted by this Article XII will be null and void and of no effect whatsoever.

11.03       Prohibited Transfers. Notwithstanding anything to the contrary in this Agreement:

 (a)             No Units will be issued or transferred in a transaction or series of transactions that violate the Securities Act or any state securities laws; and

 (b)            Any admission (or purported admission) of a Member and any transfer or assignment (or purported transfer or assignment) of all or part of a Member’s Interest (or any interest or right or attribute therein) to another Member or to a third party, will not be effective, and no Person will otherwise become a Member, if the transfer or assignment would or may: (i) cause the Company to be required to register as an “investment company” under the 1940 Act; (ii) cause the Company to be required to register the Units under the Securities Act; or (iii) cause the underlying assets of the Company to be deemed be “plan assets” under ERISA or the Code.

ARTICLE XII
DISSOLUTION OF COMPANY

        The Company will be dissolved upon the happening of any of the following events:

 (a)            The sale or other disposition of all or substantially all of the Company assets; or

 (b)            The determination by the Manager to terminate the Company.

ARTICLE XIII
DISTRIBUTION UPON DISSOLUTION

13.01      Liquidation.

 (a)             Upon dissolution of the Company for any reason, the Company immediately will commence to wind up its affairs. During such liquidation, the allocation of Net Profits, Net Losses, and other items and distributions of Cash Flow will continue pursuant to Article V and Section 6.01, respectively. Except as otherwise provided in this Section 13.01, the Manager will cause the liquidation and winding up of the Company in accordance with this Section 13.01. Notwithstanding the foregoing sentence, if the Manager so elects, the Manager will designate a liquidating trustee to cause the liquidation and winding up of the Company in accordance with this Agreement. A reasonable period of time will be allowed for the orderly termination of the Company business, discharge of its liabilities and distribution, or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant upon the liquidation process. A full accounting of the assets and liabilities of the Company will be taken and the statements thereof will be furnished to each Member within thirty (30) days after the dissolution. Such accounting and statements will be prepared by the Manager or by the liquidating trustee selected in accordance with this Section 13.01. The Company property and assets and/or the proceeds from the liquidation thereof will be applied in the following order of priority:

 (i)             Payment of the debts and liabilities of the Company, in the order of priority provided by law (excluding any loans by the Members to the Company) and payment of the expenses of liquidation;

 (ii)            Setting up of such reserves as the Manager or liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, however, that any such reserve will be paid over by the Manager or liquidating trustee to an escrow agent, to be held by such escrow agent for the purpose of disbursing such reserves in payment of such liabilities, and, at the expiration of such escrow period as the Manager or liquidating trustee deems advisable, to distribute the balance thereafter remaining in the manner hereinafter provided;

 (iii)           Payment of all debts and other liabilities of the Company to any Member; and

 (iv)          Distribution to each Member pursuant to Section 6.01.

13.02       No Further Claim; No Obligation. In the event that the assets of the Company available for distribution are not sufficient to satisfy in full the rights of the Members as hereinabove set forth in this Article XIII, the Members will not have any further right or claim against the Manager or any other Person(s) with respect to such rights. In the event of the liquidation of the Company within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g), the Company will make the distributions pursuant to this Article XIII in compliance with Treasury Regulations section 1.704-1(b)(2)(ii)(b)(2), provided that if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including such Fiscal Year in which such liquidation occurs), such Member will have no obligation to make any contribution to the capital of the Company to restore such deficit Capital Account balance to zero in compliance with Treasury Regulations section 1.704-1(b)(2)(ii)(b)(3).

ARTICLE XIV
POWER OF ATTORNEY

Each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful agent and attorney-in-fact, with full power of substitution, in its name, place, and stead, to make, execute, and acknowledge, swear to, record, publish, and file:

 (a)             Any instruments with respect to the Company that may be required to be filed under the laws of any state or of the United States, or that the Manager deems advisable to file to carry out the purposes of the Company;

 (b)            Any and all amendments of the foregoing required or permitted by law or the provisions of this Agreement, provided that such amendment will not have a material effect on the rights or obligations of the Members;

 (c)            Any and all amendments of this Agreement permitted by the provisions of Section 15.17; and

 (d)            All documents that may be required to effectuate the dissolution and termination of the Company.

The foregoing power of attorney is coupled with an interest, will be irrevocable and will survive the death, incompetency, dissolution, merger, consolidation, bankruptcy, or insolvency of each of the Members. The Members will execute and deliver to the Manager, within five (5) days after receipt of the Manager’s request therefor, such further designations, powers of attorney, and other instruments as the Manager deems necessary to carry out the purposes of this Agreement.

ARTICLE XV
MISCELLANEOUS

15.01       Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the Manager, the Members will do and perform, or cause to be done and performed, all such additional acts and deeds, and will execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may be required to best effectuate the purposes and intent of this Agreement.

15.02       Applicable Law. This Agreement will be governed by, construed under, and enforced and interpreted in accordance with the laws of the State of Delaware.

15.03       Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the federal or state courts located in Los Angeles, California, and each party consents to the exclusive jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

15.04       Notices. All notices given pursuant to this Agreement, to be effective, must be in writing and, unless otherwise expressly provided herein, will be deemed to have been duly given or made: (a) on the date delivered in person; (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested; (c) on the business day transmitted by email, if sent by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is reflected or obtained, or otherwise on the next business day following transmission by email; (d) if sent by Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid, then on the next business day after delivery to the courier service or U.S. Mail (in time for and specifying next day delivery); or (e) by the Company, by posting such notice or other communication on the Company’s web-accessed investor portal or password-protected website and such notice or other communication shall be deemed to have been given on the date an email is sent to the Members in accordance with this Section 15.04 notifying the Member of the posting of the notice or other communication. In each case (except for personal delivery and investor portal or password- protected website), such notices, consents, requests, demands, and other communications will be sent to the Company at the address below or to a Member at its address or email address set forth in the books and records of the Company. Rejection or other refusal to accept, or inability to deliver because of changed address of which no notice was given, will be deemed to be receipt of such notice, request, demand, tender, or other communication. The Company, by written notice to the Members in the manner herein provided, or any Member, by written notice to the Company in the manner herein provided, may designate an address different from that stated above.

If to the Company:

31248 Oak Crest Drive, Suite 100
Westlake Village, California 91361

15.05       Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings, or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No waiver of any provision hereof will be valid or binding on the parties hereto, unless waiver is in writing and signed by or on behalf of the parties hereto, and no waiver on one occasion will be deemed to be a waiver of the same or any other provision hereof in the future.

15.06       Extension Not a Waiver. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to a Member or the Company will impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder will not otherwise alter or affect any power, remedy, or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

15.07       Creditors Not Benefited. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company or of any Member, and no creditor of the Company will be entitled to require the Company or the Members to solicit or accept any Capital Contribution for the Company or to enforce any right that the Company or any Member may have against any Member under this Agreement or otherwise.

15.08       Severability. If any portion of this Agreement is held illegal or unenforceable, the Members hereby covenant and agree that such portion or portions are absolutely and completely severable from all other provisions of this Agreement and such other provisions will constitute the agreement of the Members with respect to the subject matter hereof.

15.09       Successors. Subject to the provisions hereof imposing limitations and conditions upon the transfer, sale, or other disposition of the Units of the Members in the Company, all the provisions hereof will inure to the benefit of and be binding upon the heirs, successors, legal representatives, and assigns of the parties hereto.

15.10       Counterparts; Signatures. This Agreement may be executed in counterparts, each of which, when so executed, will be an original, but all of which together will constitute one and the same agreement. This Agreement may be executed and delivered via facsimile, email, or other form of electronic delivery by the parties, which will be deemed for all purposes as an original.

15.11       Section Headings and Cross-References. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe, or limit the scope, extent, or intent of this Agreement or any provision hereof. Unless otherwise expressly provided herein to the contrary, all references to a “Section” or to “Sections” refers to Section(s) of this Agreement, and all references to an “Article” refers to an Article of this Agreement.

15.12       Time. Time is of the essence with respect to this Agreement.

15.13       Interpretation.

(a)            All pronouns and other words of designation used in this Agreement in reference to any Member include the neuter, masculine, and feminine genders and the singular and the plural, as the context requires.

(b)            The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.”

(c)            As used herein, “discretion” shall have the same meaning as “sole discretion.”

(d)             The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)             To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision: (i) in its “sole discretion” or “discretion”, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person; or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Agreement shall mean subjective good faith, as understood under Delaware law. The Manager acknowledges and agrees that no grant of authority in this Agreement permitting the Manager to act in its “sole discretion” or “discretion” shall eliminate the Manager’s implied contractual covenant of good faith and fair dealing, to the extent that the same applies under applicable law.

(f)             The Manager acknowledges that in its capacity as manager of the Company, it owes fiduciary duties to the Company and Members under Delaware law as modified in this Agreement. To the fullest extent permitted by law and notwithstanding any other duties at law, in equity or otherwise, it is the intention of the parties hereto when considering actions or inactions with respect to the Company or any alternative investment vehicle, the Manager and its Affiliates may consider the interests of all the equity owners (direct and indirect) of the Company and all the alternative investment vehicle taken as a whole, and will owe no duty (including any fiduciary duty) to consider the interests of any specific equity owner of the Company or any alternative investment vehicle, including any Member.

15.14       Company Property. The legal title to the real or personal property or interest therein now or hereafter acquired by the Company will be owned, held, or operated in the name of the Company, and no Member, individually, will have any ownership of such property.

15.15       Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company property.

15.16       Voting. In any matter for which the consent of the Members is required, each Member will have votes equal to its Units.

15.17       Amendments. This Agreement may be amended by the consent of a Majority of the Class A Members and the Class B Member; provided, however, that the Manager may amend the Agreement if necessary or desirable to reflect changes in Capital Contributions and withdrawals, to admit or effect withdrawals of Members, to correct any ambiguous, false or erroneous provision, to reflect changes in applicable federal or state laws and regulations, or otherwise without the approval of a Majority of the Class A Members, provided that no such amendment pursuant to this Section 15.17 will have a material adverse effect on the rights, privileges, and powers of the Members, or a class of Members, as a whole unless approved by a Majority of such Members (or class thereof) as a group.

15.18        Meetings of Members. The Manager may convene a meeting of the Members at the principal office of the Company for any purpose, and the Manager will convene a meeting at the principal office of the Company (or elsewhere, as a Majority of the Members may agree) upon the receipt of a written request signed by a Majority of the Members. Notice of each meeting of the Members will be given within 10 days prior to the meeting and attendance at such meeting constitutes wavier of the notice requirement of this Section 15.18.

15.19       Actions by Written Consent; Consent by Silence. Any action, vote, or consent required or permitted to be taken by the Members may be taken by the written consent of Members holding in aggregate not less than the minimum Units specified herein as to the particular action, vote, or consent. Notwithstanding the foregoing, for purposes of obtaining any such consent as to any matter proposed by the Manager, the Manager may, in the notice seeking consent of the Members, require a response within a specified period (which will not be less than 15 days) and failure to give the Manager written notice of opposition to the proposed action within that period will constitute a vote and consent to approve the proposed action. Except as otherwise expressly provided in the proposal for an action, that action will be effective immediately after the required signatures have been obtained or, if applicable, the expiration of the period within which responses were required, if that requirement was imposed and there were not votes cast against the action in the amount necessary to prevent the action from becoming effective.

(Signature pages follow)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above-written.

MANAGER:

COMMUNE OMNI FUND MANAGEMENT, LLC

By:	Commune Capital, LLC, its manager

By:	/s/ Jerry V. Sanada
Name: Jerry V. Sanada
Title: President

CLASS A MEMBER:

COMMUNE OMNI FUND, LLC

By:	Commune Omni Fund Management, LLC, its manager

By:	Commune Capital, LLC, its manager

By:	/s/ Jerry V. Sanada
Name: Jerry V. Sanada
Title: President

CLASS B MEMBER:

COMMUNE EQUITY PARTICIPATION PROGRAM, LLC

By:	Commune Capital, LLC, its manager

By:	/s/ Jerry V. Sanada
Name: Jerry V. Sanada
Title: President

[Signature Page to Commune Omni Fund OC, LLC to
Amended and Restated Limited Liability Company Agreement]

SCHEDULE I

Members

Name and Address	Capital Contribution		Units	Class A Percentage Interest	Class B Percentage Interest
Commune Omni Fund, LLC			[___] Class A Units	100%	0%
Commune Equity Participation Program, LLC			[___] Class B Units	0%	100%
Total	$	[ ]		100%	100%